EXHIBIT 99.906 CERT
SECTION 906 CERTIFICATIONS
Kevin S. McCarthy, Principal Executive Officer, and Terry A. Hart, Principal Financial Officer, of Kayne Anderson Energy Total Return Fund, Inc. (the “Fund”), each certify to his knowledge that:
1.	The Company’s periodic report on Form N-CSR for the semi-annual period ended May 31, 2007 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operation of the Fund.
August 3, 2007

/S/ KEVIN S. MCCARTHY	/S/ TERRY A. HART

Kevin S. McCarthy Chairman, President and Chief Executive Officer (Principal Executive Officer)	Terry A. Hart Chief Financial Officer and Treasurer (Principal Financial Officer)